EXHIBIT 21


                          SUBSIDIARIES OF INTERDIGITAL


                Company                             State of Incorporation
                -------                             ----------------------

InterDigital Communications Corporation                  Pennsylvania
Digital Cellular Corporation                             Pennsylvania
InterDigital Mobilecom, Inc.                             New York
InterDigital Patents Corporation                         Delaware
InterDigital Technology Corporation                      Delaware
InterDigital SE Asia, Ltd.                               Pennsylvania
InterDigital Telecom, Inc.                               New York
Universal Service Telephone Corp.                        Nevada
USTC Supply Corporation                                  Nevada
USTC World Trade Corporation                             Nevada
Wireless Digital Networks, Inc.                          Pennsylvania
InterDigital Finance Corporation                         Delaware